Exhibit 99.1

IDEC PHARMACEUTICALS REPORTS FIRST QUARTER 2003 RESULTS

Rituxan sales increase 32% over first quarter 2002 and earnings increase to $0.24 per diluted share

SAN DIEGO, California, (April 15, 2003): IDEC Pharmaceuticals Corporation (Nasdaq: IDPH) today announced its financial results for the first quarter ended March 31, 2003.  Total revenues for the first quarter ended March 31, 2003 were $117.2 million, compared to $79.7 million for the first quarter of 2002. Net income was $41.2 million, or $0.24 per share on a diluted basis, compared to $29.7 million, or $0.17 per share on a diluted basis, for the same period in 2002.

Revenues for the first quarter of 2003 included $110.9 million recorded for IDEC’s joint business arrangement with Genentech, Inc. for the commercialization of Rituxan® (Rituximab), which IDEC copromotes in the U.S. with Genentech, compared to $78.2 million for the first quarter of 2002. Revenues in the first quarter of 2003 also included $5.7 million in U.S. net sales of Zevalin® (ibritumomab tiuxetan) which IDEC markets alone in the U.S. and was launched in April 2002.

Rituxan Revenues

U.S. net sales of Rituxan in the first quarter of 2003, as recorded by Genentech, were $310 million compared to $235 million for the same period in 2002.

“Rituxan sales continue to drive growth in earnings,” said William R. Rohn, IDEC’s president and chief operating officer. “Net U.S. sales increased $75 million in the first quarter, representing a 32 percent increase from the same quarter last year.”

Worldwide net sales of Rituxan during the first quarter of 2003 of $341 million, as reported by Genentech, included $31 million of ex-US sales to its partners F. Hoffmann-La Roche Ltd. and Zenyaku Kogyo Co. Ltd. of Japan. IDEC’s royalty revenue on sales of Rituximab outside the U.S. is based on Roche’s and Zenyaku’s end-user sales and is recorded with a one-quarter lag. IDEC recognized, during the first quarter of 2003, $14.7 million in royalties from Roche’s and Zenyaku’s end-user sales during the fourth quarter of 2002.

Revenues from unconsolidated joint business reflect the financial results from the commercialization of Rituxan by IDEC and Genentech. Revenues from unconsolidated joint business includes various revenues associated with Rituxan commercialization such as IDEC’s share of the pretax copromotion profits, reimbursements from Genentech for IDEC’s Rituxan-related sales force and development expenses, and royalty revenues on sales of Rituximab outside the United States by Roche and Zenyaku.  Roche has marketing rights to Rituximab outside of the U.S., and copromotes Rituxan in Japan with Zenyaku.

IDEC’s share of copromotion profits is received in two tiers, a lower tier that resets annually at the beginning of each year and a higher tier that applies once a certain copromotion profit level is met. IDEC’s profit-sharing formula was reset to the lower tier on January 1, 2003. The profit-sharing formula increased to the higher tier in January 2003 when the annual fixed copromotion profit level was achieved.

Operating Costs and Expenses

Operating costs and expenses for the first quarter of 2003 increased to $54.1 million from $38.1 million for the first quarter of 2002. The higher 2003 operating expenses are primarily the result of increased sales and marketing expenses to support commercialization of Zevalin, increased research and development expenses resulting from the expansion of our product development pipeline, and increased personnel, facility and insurance expenses.

Cash Position

IDEC ended the first quarter of 2003 with cash, cash equivalents and securities available-for-sale totaling $1.5 billion.

General Information

IDEC Pharmaceuticals Corporation is a leader in the discovery, development, and commercialization of targeted immunotherapies for the treatment of cancer and autoimmune diseases. IDEC discovered and developed the first commercially available radioimmunotherapy product (Zevalin) approved in the United States, which is used to treat certain non-Hodgkin’s lymphomas.  IDEC also discovered and, with co-promotion partner Genentech, Inc., developed the first monoclonal antibody product (Rituxan) approved in the United States for the treatment of cancer. Rituxan is approved in over 70 countries worldwide and is also used to treat various types of non-Hodgkin’s lyphomas.  IDEC is a San Diego based, integrated biopharmaceutical company with multiple products in clinical stage development and strategic alliances in a variety of research platforms.

Today, interested parties can access a live webcast of management’s discussion of first quarter of 2003 results at IDEC’s website (http://www.idecpharm.com) at 1:30 p.m. Pacific Standard Time. The webcast will be archived on the IDEC website. For a menu of IDEC’s current news releases and quarterly reports or to retrieve a specific release, call (888) 329-2309.

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from IDEC’s expectations. For example, the risk factors listed from time to time in IDEC’s SEC filings including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2002 may affect the actual results achieved by IDEC. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

IDEC Pharmaceuticals, Rituxan and Zevalin are registered U.S. trademarks of the company. The company’s headquarters are located at 3030 Callan Road, San Diego, CA 92121.

idec pharmaceuticals corporation and subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2003	2002
Revenues:
Product sales, net	$5,663	$—
Revenues from unconsolidated joint business	110,911	78,182
Corporate partner revenues	672	1,559
Total revenues	117,246	79,741

Operating costs and expenses:
Cost of sales	852	—
Research and development	29,387	19,249
Selling, general and administrative	23,865	18,843
Total operating costs and expenses	54,104	38,092
Income from operations	63,142	41,649
Interest income, net	3,310	4,002
Income before income tax provision	66,452	45,651
Income tax provision	25,252	15,978
Net income	$41,200	$29,673

Earnings per share:
Basic	$0.27	$0.19
Diluted	$0.24	$0.17

Shares used in calculation of earnings per share:
Basic	154,673	153,432
Diluted	177,821	182,418

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002
	(unaudited)	(audited)
ASSETS
Cash, cash equivalents and securities available-for-sale (current)	$859,982	$787,774
Total current assets	1,042,619	977,610
Securities available-for-sale (noncurrent)	621,962	660,091
Property and equipment, net	304,031	264,537
Other	149,795	157,451

Total assets	$2,118,407	$2,059,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$57,665	$56,225
Noncurrent liabilities	900,374	893,774
Stockholders’ equity	1,160,368	1,109,690

Total liabilities and stockholders’ equity	$2,118,407	$2,059,689

For further information contact:

Vince Reardon, Director,

Corporate Communications

(858) 431-8656